EXHIBIT 99

[iDINE REWARDS NETWORK LOGO]

P R E S S	R E L E A S E

FOR IMMEDIATE RELEASE	CONTACTS:

Stephen E. Lerch Chief Operating Officer, Dining Chief Financial Officer iDine Rewards Network Inc. (305) 892-3306

Allan Jordan/Marlene Wechselblatt Golin/Harris International (212) 697-9191

iDINE REWARDS NETWORK INC. ANNOUNCES EARNINGS

FOR THE THREE MONTHS ENDED JUNE 30, 2003

Miami, FL July 22, 2003—iDine Rewards Network Inc., (AMEX: IRN) one of the nation’s leading providers of loyalty and rewards programs, today released its financial results for the second quarter ended June 30, 2003.

For the three-month period ended June 30, 2003, total operating revenue amounted to $24.1 million, an increase of 28.5% compared with $18.8 million in the same three-month period a year earlier. Sales for the quarter amounted to $87.7 million, representing an increase of 34.1% over the corresponding prior year sales of $65.4 million. The Company closed the quarter with over 3.0 million active members and in excess of 11,100 total merchants. The combination of a growing base of members and merchants resulted in a record number of transactions for a quarterly period of 2.6 million.

In the current three-month period, the Company recorded income before income taxes of $6.5 million versus $3.9 million in the same period last year. Net income for the three months ended June 30, 2003 was $4.0 million (or 16 cents per share based on fully diluted average outstanding common shares of 24.1 million). In the quarter ended June 30, 2003, iDine recorded income tax expense of $2.6 million compared to an income tax benefit in the quarter ended June 30, 2002 of $3.6 million. Net income for the three-month period ended June 30, 2002 was $7.5 million (or 31 cents per share on fully diluted average outstanding common shares of 23.7 million). The 2003 earnings reflect the Company’s current fully taxable status whereas the second quarter of fiscal 2002 includes both the favorable one-time reversal of a deferred tax valuation reserve allowance of $3.6 million or 16 cents per share and a significantly lower effective tax rate due to net operating loss carry forward utilization. Earnings per share for the second quarter of 2002, assuming a fully taxable position and statutory tax rates, would have been 10 cents per share on a tax adjusted basis versus the aforementioned 16 cents per share in the 2003 quarter.

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iDine Rewards Network – 2

“We are pleased to again report strong year over year growth in revenue and net operating income from our rewards programs” said George S. Wiedemann, President and Chief Executive Officer of iDine Rewards Network. “Our core dining business continues to demonstrate a steady increase in transaction volume reflective of the planned growth in the active member ranks and participating restaurants. We launched our hotel rewards product midway through the quarter and while it remains very early in the process, we are encouraged with the initial reception to our value proposition by hoteliers and members and are now planning to increase the marketing spending necessary to grow the program. Overall, we are on track to produce the company-wide growth and results that we projected earlier this year.”

For the six-month period ended June 30, 2003, total operating revenue amounted to $47.0 million, an increase of 33.8% compared with $35.1 million in the same six-month period of 2002. Sales for the period amounted to a record $170.3 million, representing an increase of 39.1% over the corresponding prior year sales of $122.4 million. Gross margin as a percentage of sales decreased to 26.1% from 26.4% which, when combined with the higher sales volume, resulted in a $12.1 million or 37.6% increase in net revenue over the prior year.

For the six-month period, the Company recorded net income of $7.4 million (or 30 cents per share based on fully diluted average outstanding common shares of 23.9 million). Net income for the six-month period ended June 30, 2002 was $10.6 million (or 46 cents per share on fully diluted average outstanding common shares of 23.0 million). As stated above, last year’s operating results include the one-time reversal of a deferred tax valuation reserve allowance of $3.6 million or 16 cents per share and utilization of net operating loss carry forwards. Earnings per share for the six-month period of 2002, assuming a fully taxable position and statutory tax rates, would have been 19 cents per share on a tax adjusted basis.

iDine Rewards Network, based in Miami, Florida, offers its members savings and rewards programs via means of its registered credit card platform. The Company currently has 20.4 million credit cards registered through 15.4 million enrolled accounts. Incentives are offered through the Company’s programs, either branded under the name iDine or provided through co-branded and private label partnerships, such as airline frequent flyer dining programs, club memberships or other affinity organizations. Currently more than 10,700 restaurants throughout the United States participate in iDine programs, and the company in May 2003 launched its hotel rewards program with more than 400 fine hotels in 25 markets. iDine Rewards Network’s common stock trades on the American Stock Exchange IRN. Additional information about the iDine Rewards Network can be found at http://www.idine.com.

Statements in this release that are not strictly historical are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company’s actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company’s filings with the Securities and Exchange Commission.

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2003	2002	2003	2003	2002
Sales:
RTR	$80,985	$62,343	$76,619	$157,604	$116,396
Non RTR	6,684	3,048	5,976	12,660	5,966

Total sales	$87,669	$65,391	$82,595	$170,264	$122,362
Cost of sales	46,734	35,391	44,237	90,971	66,410
Member rewards and savings	17,974	12,576	16,867	34,841	23,640

Net revenue	22,961	17,424	21,491	44,452	32,312
Gross Margin	26.2%	26.6%	26.0%	26.1%	26.4%
Membership and renewal income	1,138	1,305	1,346	2,484	2,717
Other operating revenue	30	45	41	71	112

Total operating revenues	24,129	18,774	22,878	47,007	35,141

Operating expenses:
Salaries and benefits	5,091	4,076	4,833	9,924	8,715
Sales commission and expenses	3,768	2,773	3,903	7,671	4,355
Member & merchant marketing	2,010	2,180	1,625	3,635	3,325
Printing and postage	1,680	1,578	1,777	3,457	2,829
General and administrative	4,603	3,823	4,871	9,474	7,883

Total operating expenses	17,152	14,430	17,009	34,161	27,107

Operating income	6,977	4,344	5,869	12,846	8,034
Other income (expenses)	458	466	406	864	1,139

Income before income taxes	6,519	3,878	5,463	11,982	6,895
Income tax expense (benefit)	2,553	(3,595)	2,074	4,627	(3,676)

Net income	3,966	7,473	3,389	7,355	10,571

Less: Preferred dividend	—	297	15	15	595
Net Income available to common stockholders	$3,966	$7,176	$3,374	$7,340	$9,976
Net Income per share
Basic EPS	0.18	0.43	0.16	0.33	0.61
Diluted EPS	0.16	0.31	0.14	0.30	0.46
Weighted average number of common and common equivalent shares outstanding
Basic	22,403	16,851	21,597	22,002	16,342
Diluted	24,092	23,693	23,884	23,904	23,077

Fully diluted EPS, as reported	0.16	0.31	0.14	0.30	0.46
Less:
Deferred tax valuation allowance	—	(0.16)	—	—	(0.16)
Additional tax if statutory rate used	—	(0.05)	—	—	(0.11)

Assume fully taxable at statutory EPS*	0.16	0.10	0.14	0.30	0.19

* The fully taxable EPS is calculated assuming a 38% statutory tax rate, to demonstrate the impact on earnings had the company been subject to the current statutory federal and state income tax rates in 2002.

RTR—Rights to receive

Non—RTR—Represents sales where there was no cash advanced to the merchants

iDine Rewards Network Inc. and Subsidiaries

(Amounts in thousands, except per share data)

(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2003	2002	2003	2003	2002
Cash & cash equivalents			10,366	9,537	5,868
Short-term investments			1,702	3,760	3,208
Rights to receive, net			108,400	110,633	81,020
Total assets			152,966	160,869	124,672
Outstanding debt			60,000	60,000	55,500
Stockholder equity			57,469	63,786	41,701
Net cash provided by (used in):
Operations	735	(6,108)	2,543	3,278	(3,943)
Investing	(3,929)	(28,347)	(1,554)	(5,483)	(30,867)
Financing	2,365	27,227	1,111	3,476	26,721

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2003	2002	2003	2003	2002
Other information:
Credit cards on file			17,878	20,410	12,647
Enrolled accounts			13,201	15,447	10,161
Accounts active last 12-months			2,711	3,040	1,576
Merchants in program, end of period:
Restaurants			10,307	10,668	8,442
Hotels			184	441	—

Total Restaurants and Hotels			10,491	11,109	8,442

Number of transactions during period	2,586	1,739	2,353	4,939	3,227
Average ticket in dollars	$50.75	$52.38	$51.54	$51.13	$52.59
Gross qualified member spend	$131,231	$91,110	$121,247	$252,478	$169,756
Sales yield	66.8%	71.8%	68.1%	67.4%	72.1%